EXHIBIT 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL 2026 THIRD QUARTER AND YEAR TO DATE RESULTS

TULSA, OK, January 8, 2026—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal third quarter ended November 30, 2025.

Third Quarter Summary Compared to the Prior Year Third Quarter

●	Net revenues were $7.0 million compared to $11.1 million.

●	Average active PaperPie Brand Partners totaled 5,100 compared to 12,400.

●	Earnings (loss) before income taxes were $10.6 million, compared to $(1.1) million. Excluding the gain on the building sale of $12.2 million, loss before income taxes were $(1.6) million.

●	Net earnings (loss) totaled $7.8 million, compared to $(0.8) million.

●	Earnings (loss) per share totaled $0.91 compared to $(0.10) on a fully diluted basis.

Year-to-Date Summary Compared to the Prior Year

●	Net revenues of $18.7 million, compared to $27.6 million.

●	Average active PaperPie Brand Partners totaled 6,200 compared to 13,300.

●	Earnings (loss) before income taxes of $7.4 million, compared to $(5.3) million. Excluding the gain on the building sale of $12.2 million, loss before income taxes were $(4.8) million.

●	Net earnings (loss) totaled $5.4 million, compared to $(3.9) million.

●	Earnings (loss) per share totaled $0.63 compared to $(0.47) on a fully diluted basis.

Per Craig White, Chief Executive Officer, “During the third quarter we completed the strategic sale and lease back of the Company’s headquarters and distribution warehouse (the “Hilti Complex”) to 10Mark 10K Industrial, LLC. The agreed upon sale price of the Hilti Complex per the executed Contract totaled $32,200,000. This was a major accomplishment for the Company as the proceeds from the sale were utilized to pay off the Term Loans and Revolving Loan outstanding in the Credit Agreement with the Company’s Bank. At closing, EDC assigned the existing third-party tenant leases to the Buyer and executed separate Triple-Net Lease (the “Lease”) for its occupied space in the Hilti Complex. With no remaining principal and interest payments, offset by our new lease and rental income from past tenants, our annual cash flow generation will immediately improve by approximately $1.0 million. In addition, the sale helps us realign with our core goals of returning to cash flow positive, get back to purchasing new titles and content for our consultants, and ultimately focus on the growth of our PaperPie division. Lasty, we retained the 17-acre tract of excess land adjacent to the complex, valued at $2.0 million, further enhancing our balance sheet.”

“Operationally, during the third quarter, we reduced our overall inventory levels by $1.5 million and increased our cash position. At the end of the quarter, we had $3.4 million of cash on our balance sheet, which provides the liquidity necessary to take us into fiscal 2027. Subsequent to quarter end, we began a strategic and conservative purchase plan to bring in new titles which we expect will energize our sales force and allow us to execute our strategic growth plan. We are excited about where we are today and are glad to put the past several years of operating under bank restrictions behind us. I would like to thank our stakeholders for your ongoing support including our Brand Partners, Customers, Employees vendors and shareholders.”

EDUCATIONAL DEVELOPMENT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2025	2024	2025	2024
NET REVENUES	$7,007,800	$11,052,100	$18,735,300	$27,554,700

EARNINGS (LOSS) BEFORE INCOME TAXES	10,642,700	(1,111,900)	7,443,200	(5,325,000)

INCOME TAX (BENEFIT)	2,840,600	(276,200)	2,011,000	(1,406,900)
NET INCOME (LOSS)	$7,802,100	$(835,700)	$5,432,200	$(3,918,100)

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,576,197	8,273,402	8,580,866	8,270,797
Diluted	8,576,197	8,273,402	8,580,866	8,270,797

Fiscal 2026 Third Quarter Earnings Call

Date: Thursday, January 08, 2026

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 60621

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, cybersecurity threats and incidents, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2025, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2025 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.